Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE SECOND QUARTER  ENDED MARCH 31, 2020

NEW YORK, NY, May 15, 2020 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its second quarter ended March 31, 2020.

ALJ is a holding company, whose wholly owned subsidiaries are Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, d/b/a Carpets N' More (“Carpets”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets.  Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Investment Highlights – Three and Six Months Ended March 31, 2020

Consolidated Results for ALJ

•

ALJ recognized consolidated net revenue of $96.0 million for the three months ended March 31, 2020, an increase of $8.0 million, or 9.1%, compared to $88.0 million for the three months ended March 31, 2019.  The increase was driven by the start of production for new contracts at Faneuil, offset by lower component sales related to education at Phoenix and lower volumes at Carpets.  ALJ recognized consolidated net revenue of $90.5 million for the three months ended December 31, 2019.

•

ALJ recognized a net loss of $61.8 million and loss per share of $1.47 for the three months ended March 31, 2020, compared to net income of $0.4 million and earnings per share (EPS) of $0.01 (diluted) for the three months ended March 31, 2019. Net loss for the three months ended March 31, 2020 reflects a $59.0 million non-cash and non-recurring impairment of goodwill. Excluding such impairment of goodwill, ALJ recognized a net loss of $2.8 million and loss per share of $0.07 (diluted) for the three months ended March 31, 2020. Most of the net loss was due to lower margin from Faneuil revenue as a result of inefficiencies related to the startup of new contracts, operational challenges related to the expansion of certain ongoing contracts, the start of the effect of the COVID-19 pandemic. In addition, lower volumes at Phoenix were realized during the quarter. ALJ recognized a net loss of $4.3 million and loss per share of $0.10 (diluted) for the three months ended December 31, 2019.

•

ALJ recognized adjusted EBITDA of $4.7 million for the three months ended March 31, 2020, a decrease of $4.0 million, or 46.1%, compared to $8.7 million for the three months ended March 31, 2019. The decrease was a result of lower volumes from components primarily related to education at Phoenix, operational inefficiencies from the startup of new contracts, increased medical claims, increased reserves for workers’ compensation claims, and higher rent expense for new call centers at Faneuil, lower volumes from builders and fewer upgrades to higher margin products by builder customers at Carpets, and the start of the effect of the COVID-19 pandemic. ALJ recognized adjusted EBITDA of $3.4 million for the three months ended December 31, 2019.

•

ALJ recognized consolidated net revenue of $186.5 million for the six months ended March 31, 2020, an increase of $4.7 million, or 2.6%, compared to $181.8 million for the six months ended March 31, 2019.  The increase was driven by the start of production for new contracts at Faneuil, offset by lower component sales related to education at Phoenix and lower volumes at Carpets.

•

ALJ recognized a net loss of $66.1 million and loss per share of $1.57 (diluted) for the six months ended March 31, 2020, compared to net income of $1.1 million and EPS of $0.03 (diluted) for the six months ended March 31, 2019. Net loss for the six months ended March 31, 2020 reflects a $59.0 million non-cash and non-recurring impairment of goodwill. Excluding such impairment of goodwill, ALJ recognized a net loss of $7.0 million and loss per share of $0.17 (diluted) for the six months ended March 31, 2020, most of which was due to lower margin from Faneuil revenue as a result of inefficiencies related to the startup of new contracts and operational challenges related to the expansion of certain ongoing contracts, and lower volumes at both Phoenix and Carpets.

•

ALJ recognized adjusted EBITDA of $8.1 million for the six months ended March 31, 2020, a decrease of $9.3 million, or 53.5%, compared to $17.3 million for the six months ended March 31, 2019. The decrease was a result of operational inefficiencies from the startup of new contracts, increased medical claims, increased reserves for workers’ compensation claims, and higher rent expense for new call centers at Faneuil, lower volumes from components primarily related to education at Phoenix, and lower volumes from builders and fewer upgrades to higher margin products by builder customers at Carpets.

•

ALJ estimates consolidated net revenue for the three months ending June 30, 2020 to be in the range of $78.0 million to $87.0 million, compared to $84.2 million for the three months ended June 30, 2019.

Jess Ravich, Chief Executive Officer of ALJ, said, “We are extremely proud of our employees in all three of our divisions who have continued to work during this pandemic and provide essential services to our clients.  The health of our employees is paramount.  We have taken safety precautions to provide a safe workspace and we have partially transitioned to a stay-at-home work force.  The ability to staff call center representatives at home will have a material positive effect on Faneuil for years to come with attendant lower capex needs. While results during this quarter were significantly lower than anticipated, we are encouraged by the accomplishments made at Faneuil to shed unprofitable contracts, increase pricing on existing and renewing contacts, and accelerate a transition of its workforce to at-home agents, which now comprise nearly one third of Faneuil’s workforce.  In addition, while results from Phoenix were below our expectations, during the quarter, Phoenix extended its supply agreement with a major customer for an additional five years, to 2027, and secured at least $12.0 million of incremental annual volume requirements, which we expect will start to positively impact results during the fourth fiscal quarter of 2020.  We closed the ninth amendment to our term-loan facility in early May 2020, which provides ALJ with the ability to execute Faneuil’s growth and invest in our long-term initiatives.”

	Three Months Ended March 31,
Amounts in thousands, except per share amounts	2020	2019	$ Change
	(unaudited)	(unaudited)
Net revenue	$96,026	$87,996	$8,030
Costs and expenses:
Cost of revenue	78,763	68,657	10,106
Selling, general, and administrative expense	18,467	16,089	2,378
Impairment of goodwill	59,047	—	59,047
Total operating expenses	156,277	84,746	71,531
Operating (loss) income	(60,251)	3,250	(63,501)
Other (expense) income:
Interest expense, net	(2,844)	(2,625)	(219)
Total other expense, net	(2,844)	(2,625)	(219)
(Loss) income before income taxes	(63,095)	625	(63,720)
Benefit from (provision for) income taxes	1,297	(202)	1,499
Net (loss) income	$(61,798)	$423	$(62,221)
Basic (loss) earnings per share of common stock	$(1.47)	$0.01
Diluted (loss) earnings per share of common stock	$(1.47)	$0.01
Weighted average shares of common stock outstanding:
Basic	42,173	38,026
Diluted	42,173	38,076

	Six Months Ended March 31,
Amounts in thousands, except per share amounts	2020	2019	$ Change
	(unaudited)	(unaudited)
Net revenue	$186,491	$181,780	$4,711
Costs and expenses:
Cost of revenue	154,489	143,303	11,186
Selling, general, and administrative expense	35,077	31,736	3,341
Impairment of goodwill	59,047	—	59,047
Loss (gain) on disposal of assets and other gain, net	2	(223)	225
Total operating expenses	248,615	174,816	73,799
Operating (loss) income	(62,124)	6,964	(69,088)
Other (expense) income:
Interest expense, net	(5,408)	(5,340)	(68)
Interest from legal settlement	200	—	200
Total other expense, net	(5,208)	(5,340)	132
(Loss) income before income taxes	(67,332)	1,624	(68,956)
Benefit from (provision for) income taxes	1,257	(490)	1,747
Net (loss) income	$(66,075)	$1,134	$(67,209)
Basic (loss) earnings per share of common stock	$(1.57)	$0.03
Diluted (loss) earnings per share of common stock	$(1.57)	$0.03
Weighted average shares of common stock outstanding:
Basic	42,173	38,037
Diluted	42,173	38,087

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “I am so proud of our over 5,500 employees who continue to work during this pandemic helping Americans get information about their healthcare, transportation, utilities, and unemployment benefits. Second quarter revenue increased 26% over the prior year.  New client logos and the successful implementation of one new transportation client and one new health benefit exchange operation contributed to our growth. Adjusted EBITDA results were affected by increased medical claims and a higher than expected increase in workers’ compensation reserves. At the end of February, we completed the consolidation of sites in Wichita, KS with an expected cost savings of approximately $1.0 million annually. With the onset of COVID-19, Faneuil began moving operations to enable  employees to work from home in March to protect our employees’ safety while continuing to deliver services for our clients. After the close of the quarter we were awarded three new state contracts to assist with the unemployment crisis. We were able to start all three projects within days of being awarded the contracts, and the results will be seen starting in our third fiscal quarter.”

Faneuil recognized net revenue of $58.8 million for the three months ended March 31, 2020 compared to $46.6 million for the three months ended March 31, 2019.  Net revenue increased $12.2 million, or 26.3%, due to a $14.6 million increase in new customer contracts, offset by a $1.4 million net decrease in existing customer revenue mostly due to lower call volumes and a $1.0 million reduction driven by the completion of customer contracts. Faneuil recognized net revenue of $58.6 million for the three months ended December 31, 2019.

Faneuil segment adjusted EBITDA was $1.4 million for the three months ended March 31, 2020 compared to $2.8 million for the three months ended March 31, 2019.  Segment adjusted EBITDA decreased $1.4 million, or 50.9%, driven by operational inefficiencies from the startup of new contracts, increased medical claims, increased reserves for workers’ compensation claims, and higher rent expense for new call centers. Faneuil recognized segment adjusted EBITDA of $1.7 million for the three months ended December 31, 2019.

Faneuil recognized net revenue of $117.4 million for the six months ended March 31, 2020 compared to $101.8 million for the six months ended March 31, 2019.  Net revenue increased $15.6 million, or 15.3%, due to a $22.2 million increase in new customer contracts, offset by a $3.5 million net decrease in existing customer revenue mostly due to lower call volumes and a $3.1 million reduction driven by the completion of customer contracts.

Faneuil segment adjusted EBITDA was $3.0 million for the six months ended March 31, 2020 compared to $7.7 million for the six months ended March 31, 2019.  Segment adjusted EBITDA decreased $4.7 million, or 60.9%, driven by operational inefficiencies from the startup of new contracts, increased medical claims, increased reserves for workers’ compensation claims, and higher rent expense for new call centers.

Faneuil estimates its net revenue for the three months ending June 30, 2020 to be in the range of $48.0 million to $53.2 million, compared to $44.8 million for the three months ended June 30, 2019.

Faneuil’s contract backlog expected to be realized within the next twelve months as of March 31, 2020 was $225.6 million, compared to $167.6 million as of March 31, 2019 and $223.1 million as of December 31, 2019.  Faneuil’s total contract backlog as of March 31, 2020 was $607.2 million as compared to $403.4 million as of March 31, 2019 and $614.3 million as of December 31, 2019.

Results for Carpets

Steve Chesin, CEO of Carpets stated, “Our results continue to be impacted by lower volumes, unfavorable customer mix, and lower than anticipated upgrades from customers due to increased pricing for housing in the Las Vegas market.  The shelter-in-place mandate in Las Vegas has added uncertainty to the marketplace.  We continue to align our cost structure to the level of business activity.”

Carpets recognized net revenue of $10.5 million for the three months ended March 31, 2020 compared to $12.1 million for the three months ended March 31, 2019.  Net revenue decreased $1.5 million, or 12.7%, which was primarily attributable to lower volumes from floorings, cabinets, and granite.  The decrease in volumes from large builders was somewhat offset by the increased volumes from commercial customers as a result of Carpets’ efforts to attract and service multi-family construction projects. Carpets recognized net revenue of $9.8 million for the three months ended December 31, 2019.

Carpets recognized segment adjusted EBITDA of $0.1 million for the three months ended March 31, 2020 compared $0.3 million for the three months ended March 31, 2019. Segment adjusted EBITDA decreased $0.2 million, or 79.8%, due to lower overall volumes.  Carpets recognized segment adjusted EBITDA loss of ($0.1) million for the three months ended December 31, 2019.

Carpets recognized net revenue of $20.3 million for the six months ended March 31, 2020 compared to $24.5 million for the six months ended March 31, 2019.  Net revenue decreased $4.1 million, or 16.9%, which was primarily attributable to lower volumes from floorings, cabinets, and granite.

Carpets segment adjusted EBITDA loss for the six months ended March 31, 2020 was less than ($0.1) million compared to segment adjusted EBITDA of $0.4 million for the six months ended March 31, 2019.  Segment adjusted EBITDA decreased $0.5 million, or 105.3%, due to lower volumes.

Carpets estimates its net revenue for the three months ending June 30, 2020 to be in the range of $9.0 million to $9.8 million, compared to $12.8 million for the three months ended June 30, 2019.

Carpets total backlog, which is expected to be fully realized within the next 12 months, as of March 31, 2020 was $8.3 million compared to $11.4 million as of March 31, 2019 and $9.4 million as of December 31, 2019.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, "The $2.7 million decrease in our fiscal second quarter revenues versus prior year was due to lower component sales. The decrease of $2.2 million of segment adjusted EBITDA for the quarter versus prior year was due to the lower component revenues and a higher bad debt allowance.  The decrease in component revenues was primarily due to the ongoing industry-wide slowdown for education book components that is expected to continue into the third fiscal quarter. Fiscal second quarter revenues were also somewhat negatively impacted by the COVID-19 pandemic, and we expect the pandemic to have a more significant impact at least through the fiscal third quarter. During the second quarter, Phoenix extended the term, and significantly increased the net sales requirements of its strategic supply agreement with a major customer. The increase in net sales from this agreement is expected to begin to ramp up in the fiscal fourth quarter."

Phoenix recognized net revenue of $26.7 million for the three months ended March 31, 2020 compared to $29.3 million for the three months ended March 31, 2019. Net revenue decreased $2.7 million, or 9.1%, due to lower component sales primarily related to education. Phoenix recognized net revenue of $22.1 million for the three months ended December 31, 2019.

Phoenix recognized segment adjusted EBITDA of $4.2 million for the three months ended March 31, 2020 compared to $6.3 million for the three months ended March 31, 2019. Segment adjusted EBITDA decreased by $2.2 million, or 34.0%, as a result of the decrease in volumes from components primarily related to books, and a higher bad debt allowance.  Phoenix recognized segment adjusted EBITDA of $2.8 million for the three months ended December 31, 2019.

Phoenix recognized net revenue of $48.8 million for the six months ended March 31, 2020 compared to $55.5 million for the six months ended March 31, 2019. Net revenue decreased $6.8 million, or 12.2%, due to several large orders during the six months ended March 31, 2019 that did not reoccur during the six months ended March 31, 2020 and lower component sales primarily related to education.

Phoenix recognized segment adjusted EBITDA of $7.0 million for the six months ended March 31, 2020 compared to $10.6 million for the six months ended March 31, 2019. Segment adjusted EBITDA decreased by $3.5 million, or 33.5%, as a result of the decrease in volumes from components primarily related to books and a higher bad debt allowance. Although production labor decreased in response to the decreased volumes, such decrease in production labor did not keep pace with the decreased volumes.

Phoenix estimates its net revenue for the three months ending June 30, 2020 to be in the range of $21.0 million to $24.0 million, compared to $26.7 million for the three months ended June 30, 2019.

Phoenix’s contract backlog expected to be realized within the next twelve months as of March 31, 2020 was $70.7 million, compared to $69.5 million as of March 31, 2019 and $67.7 million as of December 31, 2019.  Phoenix’s total contract backlog as of March 31, 2020 was $313.6 million as compared to $146.9 million as of March 31, 2019 and $160.8 million as of December 31, 2019.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company.  ALJ defines segment adjusted EBITDA as segment net income (loss) before depreciation and amortization expense, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, loan amendment expenses, fair value of warrants issued in connection with loan amendments, stock-based compensation, acquisition-related expenses, (loss) gain on disposal of assets and other gain, net, provision for income taxes, and other non-recurring items.    Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net (loss) income, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

	Three Months Ended March 31,
Amounts in thousands	2020	2019	$ Change
	(unaudited)	(unaudited)
Net (loss) income	$(61,798)	$423	$(62,221)
Impairment of goodwill	59,047	—	59,047
Depreciation and amortization expense	4,918	4,837	81
Interest expense	2,844	2,625	219
Restructuring and cost reduction initiatives	475	332	143
Loan amendment fees	239	136	103
Fair value of warrants issued in connection with loan amendments	122	—	122
Stock-based compensation	111	186	(75)
Acquisition-related expenses	50	—	50
(Benefit from) provision for income taxes	(1,297)	202	(1,499)
Consolidated Adjusted EBITDA	$4,711	$8,741	$(4,030)

	Six Months Ended March 31,
Amounts in thousands	2020	2019	$ Change
	(unaudited)	(unaudited)
Net (loss) income	$(66,075)	$1,134	$(67,209)
Impairment of goodwill	59,047	—	59,047
Depreciation and amortization expense	10,160	9,283	877
Interest expense	5,408	5,340	68
Restructuring and cost reduction initiatives	790	603	187
Fair value of warrants issued in connection with loan amendments	716	—	716
Loan amendment expenses	414	337	77
Stock-based compensation	223	371	(148)
Acquisition-related expenses	99	12	87
Loss (gain) on disposal of assets and other gain, net	2	(223)	225
Interest from legal settlement	(200)	—	(200)
Recovery of litigation loss	(1,256)	—	(1,256)
(Benefit from) provision for income taxes	(1,257)	490	(1,747)
Consolidated Adjusted EBITDA	$8,071	$17,347	$(9,276)

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

	Three Months Ended March 31,
Amounts in thousands	2020	2019	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$58,825	$46,590	$12,235	26.3%
Carpets	10,548	12,088	(1,540)	(12.7%)
Phoenix	26,653	29,318	(2,665)	(9.1%)
Total Segment Net Revenue	$96,026	$87,996	$8,030	9.1%

	Three Months Ended March 31,
Amounts in thousands	2020	2019	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$1,372	$2,793	$(1,421)	(50.9%)
Carpets	55	272	(217)	(79.8%)
Phoenix	4,178	6,335	(2,157)	(34.0%)
Corporate	(894)	(659)	(235)	(35.7%)
Total Segment Adjusted EBITDA	$4,711	$8,741	$(4,030)	(46.1%)

	Six Months Ended March 31,
Amounts in thousands	2020	2019	$ Change	% Change
	(unaudited)	(unaudited)
Segment Net Revenue
Faneuil	$117,392	$101,792	$15,600	15.3%
Carpets	20,322	24,450	(4,128)	(16.9%)
Phoenix Color	48,777	55,538	(6,761)	(12.2%)
Total Segment Net Revenue	$186,491	$181,780	$4,711	2.6%

	Six Months Ended March 31,
Amounts in thousands	2020	2019	$ Change	% Change
	(unaudited)	(unaudited)
Segment Adjusted EBITDA
Faneuil	$3,025	$7,739	$(4,714)	(60.9%)
Carpets	(23)	432	(455)	(105.3%)
Phoenix Color	7,018	10,556	(3,538)	(33.5%)
Corporate	(1,949)	(1,380)	(569)	(41.2%)
Total Segment Adjusted EBITDA	$8,071	$17,347	$(9,276)	(53.5%)

As of March 31, 2020 and September 30, 2019, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	March 31,	September 30,
Amounts in thousands	2020	2019
	(unaudited)
Term loan payable	$78,188	$81,082
Line of credit	19,536	9,823
Equipment financing agreement	2,513	3,101
Capital leases	6,983	5,158
Total debt	107,220	99,164

Cash	3,099	4,529
Net debt	$104,121	$94,635

As of March 31, 2020, ALJ was in compliance with all debt covenants.

	Financial Covenants Compliance
	March 31, 2020
	(actual)	(required)
Leverage Ratio	5.54	< 7.25
Fixed Charges Ratio	0.79	> 0.65

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, (ii) Floors-N-More, LLC, d/b/a Carpets N' More, one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s second quarter ended March 31, 2020 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, impact of COVID-19, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, our plans to reduce capital expenditures and deleverage our balance sheet, our ability to achieve target adjusted EBITDA margins on customer contracts, the impact of new customer contracts for Faneuil, the impact of new Faneuil contracts on Faneuil’s financial results, operational improvements implemented by Carpets, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.